Exhibit 99.2

129 Morgan Drive Norwood, MA 02062	voice: (781) 551-9450 fax: (781) 440-9528 email: apogee@apogeemems.com

FOR IMMEDIATE RELEASE

Apogee Investor Contact:

Paul Murphy

Apogee Technology, Inc.

781-551-9450

pmurphy@apogeemems.com

APOGEE TECHNOLOGY RECEIVES NOTICE FROM AMERICAN STOCK EXCHANGE

NORWOOD, Mass. (November 6, 2006) — Apogee Technology, Inc. (AMEX: ATA), was notified on November 1, 2006 that it does not meet certain continued listing standards, as set forth in Part 10 of the AMEX Company Guide (the “Company Guide”) and has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.  As the Company shareholders’ equity was approximately $3.97 million as of June 30, 2006, the Company is not in compliance with Section 1003 (a) (ii) of the Company Guide as it has shareholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.  The Company is also not in compliance with Section 1003 (a) (iii) of the Company Guide as it has shareholders’ equity of less than $6 million and losses from continuing operations in its five most recent fiscal years.

According to the AMEX notice, the Company must submit a plan by December 1, 2006, advising of the action it has taken, or will take, to bring the Company into compliance with Sections 1003(a) (ii) and 1003(a) (iii) of the Company Guide within a maximum of 12 months.

If the plan is accepted, the Company will be permitted to continue its listing during the plan period, but such continued listing will be subject to periodic review to determine whether the Company is making progress consistent with the plan. The Company intends to issue a formal plan to AMEX before December 1, 2006.

About Apogee Technology, Inc.

Apogee Technology designs, develops and commercializes proprietary medical device and sensor products using its micro-systems and nanotechnology for the medical, automotive, industrial and consumer markets.  The Company is developing its PyraDerm™ solution for enhanced intradermal drug delivery and has introduced a family of pressure sensors under the Sensilica™ brand. Apogee’s goal is to provide value-added and cost-savings solutions for our customers and, in so doing, to become a global leader in the sensor and medical device fields. For more information please visit our web site at: http://www.apogeemems.com.

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PyraDerm™ and Sensilica™ are trademarks of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein that use the words “anticipate,” “hope,” “estimate,” “project,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.